Filed Pursuant to Rule 424(b)(7)
Registration No. 333-253780

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 1, 2021)

STRATASYS LTD.

Up to 317,505 Ordinary Shares offered by Selling Shareholder

The selling shareholder identified in this prospectus supplement may offer from time to time up to 317,505 ordinary shares, par value 0.01 New Israeli Shekels per share (“ordinary shares”), of Stratasys Ltd. (“we”, “us”, “Stratasys”, “our company” or the “Company”).

This prospectus supplement describes the general manner in which the ordinary shares may be offered and sold by the selling shareholder. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus supplement.

Our ordinary shares are traded on the Nasdaq Global Select Market under the symbol “SSYS.” On March 31, 2023, the closing price of our ordinary shares as reported by the Nasdaq Global Select Market was $16.53 per ordinary share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page S-6 of this prospectus supplement and in the “Risk Factors” section of our annual report on Form 20-F that is incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission, the Israel Securities Authority, nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 5, 2023

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. Under this process, the selling shareholder named herein may offer and sell from time to time an aggregate of up to 317,505 of our ordinary shares in one or more offerings.

This prospectus supplement describes the terms of the offerings by the selling shareholder and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, dated March 1, 2021, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus supplement— the statement in the document having the later date modifies or supersedes the earlier statement. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, in their entirety before making an investment decision.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. This document may only be used where it is legal to sell these shares. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates thereof, regardless of when this prospectus supplement and the accompanying prospectus is delivered, or when any sale of our ordinary shares occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to:

●	“Stratasys,” “our company,” “the Company,” “the registrant,” “we,” “us,” and “our” refer to Stratasys Ltd. and its consolidated subsidiaries;

●	“ordinary shares”, “our shares” and similar expressions refer to our Ordinary Shares, par value NIS 0.01 per share;

●	“dollars”, “U.S. dollars”, “U.S. $” and “$” are to United States Dollars;

●	“shekels” and “NIS” are to New Israeli Shekels, the Israeli currency;

●	the “Companies Law” are to the Israeli Companies Law, 5759-1999, as amended;

●	the “Securities Act” are to the Securities Act of 1933, as amended;

●	the “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

●	“Nasdaq” are to the Nasdaq Stock Market;

●	the “SEC” are to the United States Securities and Exchange Commission; and

●	the “2022 annual report” are to our Annual Report on Form 20-F, filed with the SEC on March 3, 2023.

MARKET, INDUSTRY AND OTHER DATA

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, contain estimates, projections and other information concerning our industry, our business and the markets for our products and services, including data regarding total sales of products and services, the addressable market and customers, their perceptions and preferences regarding the applications of our 3D printers in various industries upon which we are focused or that we may pursue. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in that information. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See also “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus supplement may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus supplement and the accompanying prospectus under the captions “Risk Factors”, and may be described in additional supplements to the prospectus (if any). They are also described in our recently filed 2022 annual report, including without limitation under “Item 3. Key Information— D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects”, and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the risks of investing in our ordinary shares appearing herein under the heading “Risk Factors”, in our 2022 annual report under “Item 3. Key Information— D. Risk Factors”, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the financial statements and related notes, and other information incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

OUR COMPANY

Overview

We are a global leader in polymer-based 3D printing solutions, which we provide at every stage of the product life cycle, with multiple technologies and complete solutions for superior application fit, across industrial, healthcare and consumer fields. We focus, in particular, on polymer 3D printing solutions that address the fastest-growing manufacturing solutions, which we view as the biggest potential growth opportunity in the 3D printing industry. Leveraging distinct competitive advantages that include a broad set of best-in-class 3D printing platforms, software, materials and technology partner ecosystems, innovative leadership, and a global GTM infrastructure, we are positioned to further expand our leadership in this significant and growing global marketplace.

Our approximately 1,700 granted and pending additive technology patents currently held (in addition to many others previously held) have been used to create models, prototypes, manufacturing tools, and production parts for a multitude of industries including aerospace, automotive, transportation, healthcare, consumer products, dental, medical, fashion and education. Our products and comprehensive solutions improve product quality, development time, cost, time-to-market and patient care. Our additive manufacturing ecosystem of solutions and expertise includes materials, software, expert services, and on-demand parts production.

Our acquisition, of Origin Laboratories, Inc., or Origin, a provider of photopolymer solutions for production-oriented applications, expanded our leadership through innovation in the fast-growing mass production parts segment by providing us with a next-generation photopolymer platform.  Origin’s pioneering approach to additive manufacturing of end-use parts enables us to serve a large market with manufacturing-grade 3D printers, utilizing P3™ Programmable PhotoPolymerization technology. This technology precisely controls light, heat, and force, among other variables, to produce parts with exceptional accuracy and consistency and enables a broad range of chemistry which turns into unique production grade properties.

Our acquisition of UK-based RP Support Ltd., or RPS, which closed in February 2021, has enabled us to leverage RPS’ industry-leading go-to-market infrastructure to offer their Neo® line of systems to the global market with an expanded set of applications. Our Neo line of 3D printers feature dynamic laser beam technology that enables build accuracy, feature detail, and low variability across the full extent of a large build platform. As an open resin system, the Neo products provide customers materials with a wide range of properties such as chemical resistance, heat tolerance, flexibility, durability, and optical clarity, and can produce large parts up to 800 x 800 x 600 mm, providing a significant build area in a small footprint.

Our acquisition, in November 2021, of the remaining outstanding shares of Xaar 3D Ltd., or Xaar, that we had not already owned (we had held a 45% stake in Xaar) was aimed at accelerating our growth in production-scale 3D printing. In April 2021, we introduced the Stratasys H350™ 3D printer, the first system powered by Xaar’s powder-based SAF™ technology. Representing the culmination of more than 10 years of research and development, SAF-based 3D printers are designed to deliver cost-competitive parts at production-level throughput. H Series™ Production Platform printers such as the H350 are designed to deliver part quality, consistency, and reliability that ensures customer satisfaction and high production yield. Using SAF technology, the printers execute key 3D printing steps in the same direction across the print bed to provide a uniform thermal experience – and therefore part consistency – for all printed parts regardless of their placement in the build, representing a significant improvement over traditional powder-bed fusion processes.

We now offer a broader range of systems, consumables and services for additive manufacturing. Our wide range of solutions, based on our proprietary 3D printing technologies and materials, enhances the ability of designers, engineers and manufacturers to:

●	visualize and communicate product ideas and designs;

●	verify the form, fit and function of prototypes;

●	manufacture tools, jigs, fixtures, casts and injection molds used in the process of manufacturing end-products;

●	manufacture customized and short-to-medium-run end-products more efficiently, with greater agility, and more sustainably; and

●	produce objects that could not otherwise be manufactured through subtractive manufacturing methodologies.

Our goal is to be the first choice for polymer 3D printing.

We benefit from recurring revenues from the sale of resin and plastic consumables and related services. We provide products and services to our global customer base throughout our offices in North America and internationally, including: Baden-Baden, Germany; Shanghai, China; and Tokyo, Japan, as well as through our worldwide network of over 200 channel partners and resellers who are exclusive to us and our additive manufacturing technologies. We have over 2,000 employees worldwide, including what we believe is one of the largest additive manufacturing service bureaus in the United States.

Recent Developments

Closing of Covestro Acquisition

Since the filing of our 2022 annual report, we completed, on April 3, 2023, the acquisition of the additive manufacturing materials business of Covestro Deutschland AG (DAX: 1COV), Covestro (Netherlands) B.V., and certain of their respective subsidiaries (collectively referred to as Covestro). The assets that we acquired included R&D facilities and activities, global development and sales teams across Europe, the U.S. and China, a portfolio of approximately 60 additive manufacturing materials, and an IP portfolio comprised of hundreds of patents and pending patents. Pursuant to the asset purchase agreement that we entered into on August 5, 2022 with respect to this transaction (which we refer to as the Covestro asset purchase agreement), we paid Covestro, at the closing, approximately $42.3 million (43 million Euros) in cash (which is subject to adjustment to reflect the amount of inventory acquired under the Covestro asset purchase agreement, and the accrual with respect to liabilities being assumed under the Covestro asset purchase agreement), as well as 317,505 newly issued Stratasys ordinary shares, as the consideration for the purchased assets. Under the terms of the Covestro asset purchase agreement, Covestro may also earn up to an additional 37 million Euros of consideration, subject to the achievement of specified performance metrics, which will be payable via the issuance of additional Stratasys ordinary shares.

The acquisition will benefit customers using multiple Stratasys 3D printing platforms, including our Origin P3™, Neo® stereolithography, and H350™ printers. We are already a distributor of Covestro’s Somos® resins and they are already available for Neo and Origin® One 3D printers.

Our Corporate Information

Our legal and commercial name is Stratasys Ltd., and we are the product of the 2012 merger of two leading additive manufacturing companies, Stratasys, Inc. and Objet Ltd. Stratasys, Inc. was incorporated in Delaware in 1989, and Objet Ltd. was incorporated in Israel in 1998. As part of that merger transaction, the ordinary shares of Stratasys Ltd. were listed on the Nasdaq Global Select Market under the trading symbol “SSYS”. We have dual headquarters. Our registered office and one of our two principal places of business is located at 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, and our telephone number at that office is (+972)-74-745-4314. Our other principal place of business is located at 7665 Commerce Way, Eden Prairie, Minnesota, and our telephone number there is (952) 937-3000. Our agent in the United States is Richard Garrity, Chief Industrial Business Unit Officer of our Delaware subsidiary, Stratasys, Inc., whose address is c/o Stratasys, Inc. at the address of our Eden Prairie, Minnesota headquarters. Our web address is www.stratasys.com. The information contained on that website (or on our other websites, including stratasysdirect.com and makerbot.com) is not a part of this prospectus supplement. As an Israeli company, we operate under the provisions of the Companies Law.

Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “SSYS”.

ABOUT THIS OFFERING

This prospectus supplement relates to the resale by the selling shareholder identified herein of up to 317,505 ordinary shares. All of the ordinary shares in this offering will be sold by that selling shareholder. The selling shareholder may sell its ordinary shares from time to time at prevailing market prices. We will not receive any proceeds from the resale of the ordinary shares in this offering.

Ordinary Shares Offered:	Up to 317,505

Ordinary Shares Outstanding as of April 3, 2023:	68,401,462

Use of Proceeds:	We will not receive any proceeds from the sale of the 317,505 ordinary shares that may be resold by the selling shareholder under this prospectus supplement.

Risk Factors:	See “Risk Factors” and other information included in this prospectus supplement for a discussion of factors that you should consider carefully before deciding to invest in our ordinary shares.

Nasdaq Global Market Symbol:	SSYS

Unless otherwise stated, the number of ordinary shares outstanding as of April 3, 2023 is based on 68,083,957 ordinary shares outstanding as of March 31, 2023, plus the 317,505 ordinary shares issued to the selling shareholder pursuant to our acquisition of Covestro’s additive manufacturing materials business on April 3, 2023, but excludes each of the following (which are provided as of December 31, 2022):

●	339,125 and 4,337,657 ordinary shares issuable under our 2012 Omnibus Equity Incentive Plan and 2022 Share Incentive Plan, respectively, upon the vesting and exercise and/or settlement of outstanding restricted share units, or RSUs, and options, which options are exercisable at weighted average exercise prices of $27.62 and $13.46 per share under those respective plans;

●	1,901,897 ordinary shares reserved for issuance pursuant to future awards under our 2022 Share Incentive Plan; and

●	5,200,000 ordinary shares reserved for purchase pursuant to our Employee Share Purchase Plan, of which 249,750 shares are subject to elections to purchase shares.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below and discussed in “Item 3. Key Information— D. Risk Factors” of our 2022 annual report, filed with the SEC on March 3, 2023, which is incorporated by reference in this prospectus supplement in its entirety, in addition to the other information set forth in this prospectus supplement and the accompanying prospectus, or incorporated by reference herein and therein, including our consolidated financial statements and the related notes for the year ended December 31, 2022, before purchasing our ordinary shares. If any of the risks described in our 2022 annual report or herein actually occurs, our business, financial condition, cash flows, and results of operations could be materially adversely affected. In that case, the trading price of our ordinary shares would likely decline and you might lose all or part of your investment. The foregoing risks are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations.

Risks Related to our Securities and this Offering

Because we do not intend to declare cash dividends on our ordinary shares in the foreseeable future, shareholders must rely on appreciation of the value of our ordinary shares for any return on their investment and may not receive any funds without selling their ordinary shares.

We have never declared or paid cash dividends on our ordinary shares and do not anticipate declaring or paying any cash dividends in the foreseeable future. As a result, we expect that only appreciation of the price of our ordinary shares, if any, will provide a return to investors in this offering for the foreseeable future. In addition, because we do not pay cash dividends, if our shareholders want to receive funds in respect of our ordinary shares, they must sell their ordinary shares to do so.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders.

OFFER STATISTICS AND EXPECTED TIMETABLE

The selling shareholder named in this prospectus supplement may sell from time to time pursuant to this prospectus supplement and the accompanying prospectus an aggregate of up to 317,505 ordinary shares. The price per share of the ordinary shares that it will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

DIVIDEND POLICY

We have never paid cash dividends on our ordinary shares and do not anticipate that we will pay any cash dividends on our ordinary shares in the foreseeable future. We intend to retain our earnings to finance the development of our business. Any future dividend policy will be determined by our board of directors based upon conditions then existing, including our earnings, financial condition, tax position and capital requirements, as well as such economic and other conditions as our board of directors may deem relevant.

REASONS FOR THE OFFER AND USE OF PROCEEDS

We will not receive any proceeds from the sale of the 317,505 ordinary shares that may be resold by the selling shareholder in this offering.

The registration of the resale of the shares for the secondary offering by the selling shareholder hereunder is being carried out pursuant to our obligations under the Covestro asset purchase agreement. Under that agreement, we undertook to register the resale of the 317,505 ordinary shares that we issued to Covestro Deutschland A.G. on the closing date of our purchase of Covestro’s additive manufacturing materials business. Those ordinary shares were issued as part of the purchase price payable by us to the sellers of the Covestro assets. The purchase price also included a cash payment of approximately $42.3 million (43 million Euros) (subject to adjustment to reflect the amount of inventory acquired under the Covestro asset purchase agreement, and the accrual with respect to certain liabilities being assumed under the Covestro asset purchase agreement). The sellers of the Covestro assets may also potentially receive an earn-out payment of up to 37 million Euros, which will also be paid via the issuance of additional ordinary shares having equivalent value. We refer to all shares covered by the foregoing registration obligations collectively as the registrable securities.

We have furthermore agreed in the Covestro asset purchase agreement to prepare and file with the SEC such registration statements on Form F-3 or any similar short-form registration statement that may be available at such time and/or a prospectus supplement to the prospectus contained therein covering the resale by the selling shareholder from time to time following the closing date of the acquisition, of all of the ordinary shares issued at the closing. We further agreed that we shall take such further action as may be reasonably requested to enable the selling shareholder to sell ordinary shares held by it without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC), including providing any legal opinions.

This prospectus supplement, along with the registration statement of which it and the accompanying prospectus form a part, have all been filed with the SEC, thereby satisfying the foregoing registration obligations. Accordingly, this prospectus supplement and the accompanying prospectus cover the disposition by the selling shareholder, or its successors-in-interest, of an aggregate of up to 317,505 ordinary shares, which consist entirely of the 317,505 ordinary shares that we initially issued to one of the sellers of the Covestro assets upon the closing of the Covestro acquisition. If applicable, we will file, in the future, an additional prospectus supplement (or, if required, a new registration statement) to register the resale of any additional ordinary shares that we may issue to the sellers of the Covestro assets as earn-out payments under the Covestro asset purchase agreement.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022 on an actual basis.

You should read this information in conjunction with “Item 5. Operating and Financial Review and Prospects” of our 2022 annual report that we filed with the SEC on March 3, 2023, and the consolidated financial statements and the notes thereto for the year ended December 31, 2022, appearing it Item 18 of that annual report, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

($ in thousands, other than share and per share data)	As of December 31, 2022
Actual
Cash and cash equivalents	150,470
Equity
Ordinary shares, NIS 0.01 par value, 180,000 shares authorized; 67,086 issued and outstanding*	187
Additional paid-in capital	3,048,915
Retained earnings	(2,076,852)
Accumulated other comprehensive income	(12,818)
Total equity	959,432
Total capitalization	1,109,902

*	Excludes, as of December 31, 2022:

(i)	317,505 aggregate ordinary shares that were issued to the selling shareholder under this prospectus supplement as consideration at closing;

(ii)	any additional ordinary shares potentially issuable as earn-out consideration under the Covestro asset purchase agreement, as described under “Selling Shareholder” below;

(iii)	339,125 and 4,337,657 ordinary shares issuable under our 2012 Omnibus Equity Incentive Plan and 2022 Share Incentive Plan, respectively, upon the vesting and exercise and/or settlement of outstanding restricted share units, or RSUs, and options, which options are exercisable at weighted average exercise prices of $27.62 and $13.46 per share under those respective plans; and

(iv)	249,750 ordinary shares that are subject to elections to purchase shares under our Employee Share Purchase Plan.

SELLING SHAREHOLDER

We are registering for resale, in one or more offerings (as detailed in “Plan of Distribution” below), by the selling shareholder identified below, of up to an aggregate of 317,505 ordinary shares held by it, which were received by it as part of the purchase price under the Covestro asset purchase agreement.

The table below provides information about the beneficial ownership of the selling shareholder as to:

●	the number of ordinary shares that are currently beneficially held by the selling shareholder and the percentage of our outstanding share capital constituted thereby;

●	the maximum number of shares that may be offered by such selling shareholder under this prospectus; and

●	the number of shares to be beneficially held by such selling shareholder following the offering (assuming that the maximum number of shares that may be offered by such shareholder hereunder are so offered, and no other shares are beneficially acquired by the shareholder) and the percentage of our outstanding share capital constituted thereby.

We cannot state with certainty the number of ordinary shares that will be beneficially held by the selling shareholder after completion of this offering because it may sell or otherwise dispose of all, some or none of the ordinary shares beneficially held by it prior to this offering, and may subsequently acquire the beneficial ownership of other ordinary shares. Therefore, our registration of the below number of shares for resale by the selling shareholder does not necessarily mean that the selling shareholder will actually dispose of any or all of those shares pursuant to the offering.

The information provided in the table below as to number of shares beneficially owned prior to the offering is based on information provided by the selling shareholder. The information provided below is provided as of April 3, 2023 (immediately following the closing of our acquisition of the Covestro assets on that day), as of which 68,401,462 ordinary shares were outstanding, which includes the aggregate 317,505 ordinary shares that were issued to the selling shareholder pursuant to the closing of the acquisition of the Covestro assets on that day. The percentage ownership reflected for the selling shareholder in the below table does not include any additional ordinary shares that may potentially be issuable to the selling shareholder pursuant to earn-out payments under the Covestro asset purchase agreement, as none of those additional ordinary shares has yet been issued and some or all of those additional ordinary shares may never be issued.

To our knowledge, the selling shareholder does not have a relationship with our company or our affiliates, other than having supplied to us its additive manufacturing materials prior to our consummation of the Covestro asset acquisition. Within the past three years, the selling shareholder has not held a position as an officer a director of ours, nor has it had any material relationship of any kind with us or any of our affiliates (other than the foregoing supplier relationship). All information with respect to share ownership has been furnished by the selling shareholder. The sale of the ordinary shares being offered is being registered to permit secondary trading of such ordinary shares. The selling shareholder may offer all or part of the ordinary shares it owns for resale from time to time pursuant to this prospectus. Neither the selling shareholder, nor any of its affiliates, has any family relationships with our officers, directors or controlling shareholders.

The term “selling shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholder named in the table below. Unless otherwise indicated, to our knowledge, the entity named in the table below has sole voting and investment power with respect to the ordinary shares set forth opposite such entity’s name. To the extent required, we will file a supplement to this prospectus (or a post-effective amendment to the related registration statement of which this prospectus forms a part, if necessary) to name successors to the named selling shareholder that is able to use this prospectus to resell the ordinary shares registered hereby.

The third column below lists the ordinary shares being offered by this prospectus by the selling shareholder.

The fourth column assumes the sale of all of the ordinary shares offered by the selling shareholder pursuant to this prospectus. The selling shareholder may sell all, some or none of its shares pursuant to this prospectus. See “Plan of Distribution.” The selling shareholder has represented to us that it is not a registered broker-dealer or affiliated with a registered broker-dealer.

Name of Selling Shareholder	Ordinary Shares and Percentage of Outstanding Ordinary Shares Beneficially Owned Prior to Offering (1)		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Ordinary Shares and Percentage of Outstanding Ordinary Shares Owned Immediately After Sale of Maximum Number of Ordinary Shares in this Offering
Covestro Deutschland AG	317,505	*	317,505	0 -

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to our ordinary shares.

*	Constitutes less than 1% of the issued and outstanding ordinary shares.

PLAN OF DISTRIBUTION

The selling shareholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholder may use any one or more of the following methods when disposing of ordinary shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling shareholder to sell a specified number of such ordinary shares at a stipulated price per ordinary share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or the Securities Act, amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder may also transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholder may also sell ordinary shares short and deliver these securities to close out its short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholder from the sale of the ordinary shares offered by it will be the purchase price of the ordinary shares less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholder also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, or any other exemption from the registration requirements that become available provided that it meets the criteria and conform to the requirements of that rule or exemption.

The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the ordinary shares may be underwriting discounts and commissions under the Securities Act. The selling shareholder, if deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares to be sold, the name of the selling shareholder(s), the purchase price and public offering price, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an additional prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus supplement.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of ordinary shares in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ordinary shares offered by this prospectus.

We have agreed with the selling shareholder to use commercially reasonable efforts to cause the registration statement of which this prospectus supplement constitutes a part to become effective and to remain continuously effective, subject to certain exceptions, until the earlier of (1) such time as all of the ordinary shares covered by this prospectus supplement have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the ordinary shares covered by this prospectus supplement may be sold without restriction pursuant to Rule 144 of the Securities Act and all restrictive legends associated with those ordinary shares have been removed.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our Israeli directors and officers, and any Israeli experts named in this prospectus, may be difficult to obtain within the United States. Furthermore, because a substantial percentage of our assets and a number of our directors are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Stratasys, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with any offering described in this prospectus. The address of our agent is 7665 Commerce Way, Eden Prairie, Minnesota 55344.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process and certain matters of procedure may be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES

The following table sets forth our expenses in connection with the offering described in this prospectus supplement. We have agreed in the Covestro asset purchase agreement to bear all expenses relating to the registration of the resale of the ordinary shares being offered pursuant hereto.

SEC registration fee		$574	#
Printing, EDGAR and photocopying fees		$200
Legal fees and expenses	$	N/A
Accounting fees and expenses	$	N/A
Miscellaneous expenses	$	N/A
Total		$774

#	Represents the registration fee with respect to the offering under this prospectus supplement only. The selling shareholder in the secondary offering may incur additional expenses in the future in connection with the offering of its ordinary shares pursuant to this prospectus supplement. Any such additional expenses will be disclosed in a prospectus supplement (if any) required to be filed in connection with any such offering.

LEGAL MATTERS

The validity of the issuance of our ordinary shares offered in this prospectus supplement and certain other matters of Israeli law will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The address of Kesselman & Kesselman is Derech Menachem Begin 146, Tel Aviv, Israel.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any accompanying prospectus supplement the information we have filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus supplement and any accompanying prospectus supplement the following documents that we have filed with the SEC:

●	our annual report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on March 3, 2023;

●	our report of foreign private issuer on Form 6-K, furnished to the SEC on April 5, 2023; and

●

the description of our ordinary shares set forth under “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, filed with the SEC on December 3, 2012, as supplemented by Exhibit 2.2 to the 2022 annual report, and as may be further updated or amended in any amendment or report filed for such purpose.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if such reports on Form 6-K expressly state that they are incorporated by reference into the registration statement on Form F-3 (Registration No. 333-251938)) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus supplement and the accompanying prospectus.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual reports, and furnish reports of foreign private issuer, proxy statements and other information, with or to (as applicable) the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You also may access these filings on our website at www.stratasys.com. We do not incorporate the information on our website into this prospectus or any additional supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any additional supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any additional supplement to this prospectus).

PROSPECTUS

STRATASYS LTD.

ORDINARY SHARES
WARRANTS

DEBT SECURITIES

We may from time to time offer to sell our ordinary shares, par value 0.01 New Israeli Shekels per share, warrants, debt securities, either separately or in combination, in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer ordinary shares for the account of persons other than us.

Each time we or any selling security holder sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should read this prospectus, any prospectus supplement and any free writing prospectus before you invest in any of our securities.

We or any selling security holder may sell the securities independently or together with any other securities registered hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ordinary shares are traded on the Nasdaq Global Select Market under the symbol “SSYS.” You should read both this prospectus, any supplement to this prospectus and the additional information described under the heading “Incorporation of Certain Documents by Reference,” before you decide to invest in our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus, in the documents incorporated by reference herein or in any applicable supplement to this prospectus to read about factors you should consider before purchasing our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the Commission, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, we may offer and sell from time to time, in one or more offerings, the securities described in this prospectus, and certain shareholders may offer and sell from time to time, in one or more offerings, the ordinary shares described in this prospectus. We sometimes refer to our ordinary shares as the “shares” throughout this prospectus.

When we or a selling shareholder sell securities, to the extent legally required, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of such offering. Such a prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference.”

This prospectus does not contain all of the information provided in the registration statement of which it is a part that we filed with the Commission. For further information about us or our ordinary shares, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference.”

We are responsible for the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement and any free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

We or any selling shareholders may sell our ordinary shares to underwriters (or, in the case of an offering by us, other securities referred to in this prospectus and any applicable prospectus supplement) who will sell the shares or other securities to the public at a fixed offering price or at varying prices determined at the time of sale. In that case, a prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, and the compensation of those underwriters, dealers or agents. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

“Stratasys,” the “Company,” the “Registrant,” “us,” “we,” “our” and “our company” are to Stratasys Ltd., an Israeli company, and its consolidated subsidiaries.

“Our shares,” “ordinary shares” and similar expressions refer to our Ordinary Shares, par value 0.01 New Israeli Shekels, or NIS, per share.

“Dollars,” “US dollars” or “$” are to United States Dollars.

PROSPECTUS SUMMARY

About Stratasys Ltd.

We are a global leader in connected, polymer-based 3D printing solutions, across the entire manufacturing value chain. Specifically, we are focused on polymers and technologies that address fast-growing manufacturing solutions, which we view as the biggest potential growth opportunity in the 3D printing industry. Leveraging distinct competitive advantages that include a broad set of best-in-class 3D printing platforms, software, materials and technology partner ecosystems, innovative leadership, and a global GTM infrastructure, we are positioned to expand further in a significant and growing global marketplace.

Our approximately 1,600 granted and pending additive technology patents to date have been used to create models, prototypes, manufacturing tools, and production parts for a multitude of industries including aerospace, automotive, transportation, healthcare, consumer products, dental, medical, and education. Our products and comprehensive solutions improve product quality, development time, cost, and time-to-market. Our additive manufacturing ecosystem of solutions and expertise includes materials, software, expert services, and on-demand parts production. By the end of 2020, we estimate that we derived over 25% of our revenues from manufacturing solutions.

With the recent acquisition of Origin Inc., or Origin, a provider of photopolymer solutions for production-oriented applications, which closed on December 31, 2020, we expanded our leadership through innovation in the fast-growing mass production parts segment with a next-generation photopolymer platform. Origin’s pioneering approach to additive manufacturing of end-use parts will enable us to serve a large market with manufacturing-grade 3D printers, utilizing Programmable PhotoPolymerization (P3). This technology precisely controls light, heat, and force, among other variables, to produce parts with exceptional accuracy and consistency and enables a broad range of chemistry which turns into unique production grade properties.

Our legal and commercial name is Stratasys Ltd., and we are the product of the 2012 merger of two leading additive manufacturing companies, Stratasys, Inc. and Objet Ltd. Stratasys, Inc. was incorporated in Delaware in 1989, and Objet Ltd. was incorporated in Israel in 1998. As part of that merger transaction, the ordinary shares of Stratasys Ltd. were listed on the Nasdaq Global Select Market under the trading symbol “SSYS.” We have acquired a number of companies since that time, including: Cooperation Technology Corporation, or MakerBot, a leader in desktop 3D printing, which owned and operated Thingiverse.com, a website dedicated to the sharing of user-created digital design files; and Solid Concepts and Harvest Technologies, two leading providers of additive manufacturing services. Following those last two acquisitions, we introduced our branded Stratasys Direct Manufacturing, or SDM, service, which significantly broadened and increased our production and offering of AM parts, which are used by our customers as prototypes, benchmarks and end-use parts. In December 2020, we acquired 3D printing start-up, Origin Inc., or Origin, and its proprietary P3 Programmable PhotoPolymerization technology, which we expect to be an important growth engine for our company. The acquisition was aimed at fortifying our leadership in polymers and production applications of 3D printing in industries such as dental, medical, tooling, and select industrial, defense, and consumer goods markets.

We have dual headquarters. Our registered office and one of our two principal places of business is located at 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, and our telephone number at that office is (+972)-74-745-4314. Our other principal place of business is located at 7665 Commerce Way, Eden Prairie, Minnesota, and our telephone number there is (952) 937-3000. Our agent in the United States is Richard Garrity, President of our Delaware subsidiary, Stratasys, Inc., whose address is c/o Stratasys, Inc. at the address of our Eden Prairie, Minnesota headquarters. Our website address is www.stratasys.com. The information contained on that website (or on our other websites, including www.objet.com) is not a part of this prospectus. As an Israeli company, we operate under the provisions of the Israeli Companies Law, 5759-1999, or the Companies Law.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference into this prospectus and any applicable prospectus supplement, including in our most recent Annual Report on Form 20-F filed with the Commission, and in our quarterly updates to those risk factors contained in the Reports of Foreign Private Issuer on Form 6-K regarding our financial condition and results of operations that we furnish to the Commission on a quarterly basis, as well as other information in this prospectus and any prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties known or not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the Commission, will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference into this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Except as may be required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they may be described in supplements to this prospectus (if any) under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may furnish to, or file with, the Commission, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

OFFER STATISTICS AND EXPECTED TIMETABLE

We will include in an applicable prospectus supplement or in other offering materials the statistics related to any primary offering by us of our securities, or secondary offering by selling shareholders of ordinary shares, under the registration statement of which this prospectus forms a part, and the expected timetable for any such offering. Any prospectus supplement or any other offering materials may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement and any other offering materials before you invest in any securities in any such offering.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Unless otherwise stated in a prospectus supplement accompanying this prospectus, we are conducting the primary offering hereunder for general capital raising purposes, and will use the net proceeds from the sale of any securities that we may offer hereunder for general corporate purposes. Such general corporate purposes may include, but are not limited to, financing possible acquisitions, working capital, capital expenditures and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the reasons for the offering and use of proceeds of any specific offering of securities (if more specific than what is described in this paragraph).

Ordinary shares may be offered by selling shareholders under a supplement to this prospectus. We will not receive any of the proceeds from the sale or other disposition of our ordinary shares by the selling shareholders in any offering by them.

CAPITALIZATION AND INDEBTEDNESS

Each prospectus supplement will include information on our capitalization and indebtedness.

DESCRIPTION OF ORDINARY SHARES

Our authorized share capital consists of (and consisted of, as of December 31, 2020) 180 million ordinary shares, par value NIS 0.01 per share. As of December 31, 2020, we had 56,617,225 ordinary shares outstanding, compared to 54,440,534 ordinary shares outstanding as of December 31, 2019. The large majority of the additional ordinary shares issued during the 2020 year consisted of the 1,488,258 ordinary shares that we issued to, or for the benefit of, the stockholders of Origin (including escrow shares) upon the closing of our acquisition of Origin on December 31, 2020. The remaining ordinary shares issued during 2020 were issued pursuant to, or upon exercise of, equity awards to directors, officers and/or other employees. As of February 16, 2021, 56,655,816 ordinary shares were issued and outstanding.

We may from time to time, by approval of a majority of our shareholders, increase our authorized share capital. Our fully paid ordinary shares are issued in registered form and, subject to applicable securities laws, are freely transferable under our amended and restated articles of association, as further amended (to which we refer herein as our amended articles). Under the Israeli Companies Law, 5759-1999, or the Companies Law, we are required to maintain a major shareholder register listing for shareholders holding 5% or more of our outstanding ordinary shares.

Our amended articles and the laws of the State of Israel do not restrict the ownership or voting of ordinary shares by non-residents of Israel, except with respect to individuals and entities that are residents of countries in a state of war with Israel, and except with respect to entities which are controlled by residents of countries in a state of war with Israel.

Listing, Register Number and Purpose

Our ordinary shares are listed and traded on the Nasdaq Global Select Market under the trading symbol “SSYS.”

Our registration number at the Israeli Registrar of Companies is 51-260769-8.

Our purpose under our memorandum of association and amended articles is to conduct all types of business as are permitted by law.

Dividend and Liquidation Rights

Subject to any preferential, deferred or other rights or restrictions attached to any special class of shares with regard to dividends, holders of our ordinary shares are entitled to their proportionate share of any cash dividend, share dividend or dividend in kind declared with respect to our ordinary shares. Under the Companies Law and our amended articles, we may declare dividends only out of our “profits,” as such term is defined in the Companies Law, and provided that the distribution does not create a reasonable concern that the Company will be unable to meet its existing and anticipated obligations as they become due, or the “solvency test.” Notwithstanding the foregoing, dividends may be paid even if we do not have “profits,” with the approval of a court, provided that we meet the aforesaid solvency test. “Profits,” for purposes of the Companies Law, means the greater of retained earnings or earnings accumulated during the preceding two years, after deduction of previous distributions that were not already deducted from the surpluses, as evidenced by the most recent audited or reviewed financial statements of the company prepared no more than six months prior to the date of distribution.

Under the Companies Law, the declaration of a dividend does not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended articles provide that our board of directors may declare and distribute dividends without the approval of the shareholders

Our amended articles provide and that our board of directors is entitled to invest any dividend which has not been claimed for a period of one (1) year after having been declared, or to make use thereof in any other way for the benefit of the Company until such time as it is claimed. We are not obligated to pay interest or linkage on an unclaimed dividend.

In the event of liquidation, holders of our ordinary shares will have the right to share ratably in any assets remaining after payment of liabilities, in proportion to the paid-up par value of their respective holdings. These rights may be affected by the grant of preferential liquidation or dividend rights to the holders of a class of shares that may be authorized in the future.

Shareholder Meetings

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. This right may be changed if shares with special voting rights are authorized in the future.

Under the Companies Law, an annual general meeting of our shareholders should be held once every calendar year, but no later than 15 months from the date of the previous annual general meeting.

All meetings other than the annual general meeting of shareholders are referred to as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our amended articles provide that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% of our outstanding voting power. The Chairman of the Board of Directors or any other person appointed by the Board of Directors for this purpose, presides at each of our general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders that are entitled to participate and vote at general meetings are the shareholders of record on a date decided by our board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law and the amended articles generally require that resolutions regarding the following matters will be passed at a general meeting of our shareholders:

●	amendments to the amended articles;

●	appointment or termination of our auditors;

●	appointment of directors and appointment and dismissal of external directors;

●	approval of certain acts and transactions involving related parties, as defined by the Companies Law or pursuant to our amended articles, as further described below;

●	director compensation;

●	increases or reductions of our authorized share capital;

●	a merger;

●	the exercise of our board of directors’ powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

●	certain liquidation events.

The Companies Law and the amended articles require that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, including appointing of a chief executive officer of a company to a concurrent office as the chairman of the board of directors, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Companies Law and the amended articles, shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting Rights

Quorum requirements

Pursuant to our amended articles, holders of ordinary shares have one vote for each share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for a general meeting consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights in the Company. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time and date if so specified in the notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy constitute a lawful quorum.

Vote requirements

Our amended articles provide that all resolutions of our shareholders require the approval of a majority of the voting power present and voting at a general meeting, in person or by proxy, unless otherwise required by the Companies Law or by the amended articles. Under the Companies Law, subject to certain exceptions, each of (i) the approval of an extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not constituting an extraordinary transaction) and (iii) the terms of employment of the chief executive officer, require, in addition to approval by the audit committee (or, in the case of a compensatory arrangement, the compensation committee) and the board of directors, approval by a simple majority of the shareholders, provided such majority fulfills one of the following requirements:

●	the majority that voted in favor of the matter includes a majority of non-controlling shareholders who do not have a personal interest in the matter; or

●	the votes of non-controlling shareholders who do not have a personal interest in the matter and who vote against such matter represent less than two percent (2%) of the voting rights of the company.

Under the Companies Law, an extraordinary transaction is a transaction: not in the ordinary course of business, not on market terms, or that is likely to have a material impact on the company’s profitability, assets or liabilities.

Under our amended articles, if our share capital is divided into classes, the alteration of the rights, privileges, preferences or obligations of any class of share capital will require approval by a majority of the voting power present and voting, in person or by proxy, at a class meeting of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class).

Shareholder Duties

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power, among other things, when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of related party transactions. In addition, specified shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of the company’s articles of association, has the power to appoint or prevent the appointment of an office holder or any other power with respect to the company. The Companies Law does not define the substance of this duty of fairness. However, a shareholder’s breach of the duty of fairness is subject to laws regarding breaches of contracts and takes into account the status of such shareholder with respect to the company.

Access to Corporate Records

Under the Companies Law and our amended articles, shareholders are provided access to the following corporate records: minutes of our general meetings; our shareholders register and principal shareholders register, our amended articles and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been submitted in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

The rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended articles.

Transfer Agent and Registrar

Our transfer agent and registrar in the United States is Continental Stock Transfer & Trust Company.

Registration Rights

None of our shareholders currently has the right to request that we register the sale of our ordinary shares for them, other than shareholders that have been issued, or may in the future be issued, ordinary shares by us pursuant to our acquisition of Origin, which was consummated on December 31, 2020, and for which we filed, on January 7, 2020, a registration statement on Form F-3 in order to fulfill our obligation to register the resale of those shares under the definitive agreement whereby we acquired Origin.

Anti-Takeover Provisions

Except for provisions in our amended articles that contain procedural guidelines and disclosure requirements with respect to the submission of shareholder proposals for shareholders meetings, there are no specific provisions of our memorandum, amended articles or other constituent documents that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or any of our subsidiaries). However, as described below, certain provisions of the Companies Law may have such effects.

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who could as a result hold over 90% of the target company’s issued and outstanding share capital or voting rights (or a class thereof) is required by the Companies Law to make a tender offer to all of the target company’s shareholders for the purchase of all of the issued and outstanding shares of the target company (or the applicable class). If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital and voting rights of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved it). However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. A shareholder who had its shares so transferred, regardless of whether such shareholder agreed to the offer, may, at any time within six months following the completion of the tender offer, petition the court to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may stipulate in the tender offer document that a shareholder who accepts the offer waives its appraisal rights. If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or voting rights or 90% of the shares or voting rights of the applicable class, from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser could become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Companies Law (as described below) is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser could become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, unless one of the exemptions in the Companies Law is met.

These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) was from a shareholder holding 25% or more of the voting rights in the company and resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger requires approval by a majority of the votes of shares represented at the shareholders’ meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party to the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described above under “Voting Rights—Vote requirements”).

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the company that have petitioned the court to approve the merger.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Preferred Share Issuance

Under the Companies Law, we are allowed to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under our amended articles. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended articles, which requires the prior approval of the holders of a majority of the voting power present and voting, in person or by proxy, at the applicable general meeting of our shareholders. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above under “—Voting Rights.”

DESCRIPTION OF OTHER SECURITIES

We will set forth in an applicable prospectus supplement a description of any warrants to purchase our ordinary shares or debt securities that we may offer under this prospectus. The general form of indenture pursuant to which such debt securities may be offered is set forth as Exhibit 4.4 to the registration statement of which this prospectus is a part.

TAXATION

Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS

If the registration statement of which this prospectus is a part is used by any selling shareholder for the resale of any ordinary shares registered thereunder, information about such selling shareholder, its beneficial ownership of our securities and its relationship with us will be set forth in a post-effective amendment to the registration statement, in a supplement to this prospectus, or in one or more documents incorporated by reference into this prospectus or the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may offer and sell our securities, and any selling shareholders may offer and sell shares, in offerings hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered by us or by selling shareholders in a supplement to this prospectus.

EXPENSES

The following table sets forth our expenses (other than underwriting discounts and commissions) in connection with the offering described in the registration statement of which this prospectus is a part:

SEC registration fee	$	*
Printing, EDGAR and photocopying fees	$	**
Legal fees and expenses	$	**
Accounting fees and expenses	$	**
Miscellaneous expenses	$	**
Total	$	**

*	In accordance with Rules 456(b) and 457(r) under the Securities Act, we are deferring payment of the registration fee for securities offered under this prospectus.

**	Estimated expenses in respect of offerings hereunder are not presently known. Once known, such expenses will be disclosed in separate prospectus supplements required to be filed in connection with any such offerings, or as an exhibit to a filing with the Commission pursuant to the Exchange Act that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus will be passed upon by Meitar Law Offices, Ramat-Gan, Israel. Unless otherwise indicated in the applicable prospectus supplement, the validity and enforceability of the warrants and debt securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP, Boston, Massachusetts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

 In addition, we are not required to file reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the Commission an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish Reports of Foreign Private Issuer on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information that we are required to make public in Israel, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

You can read and copy any materials we file with the Commission at its website, which you can access at http://www.sec.gov. You may also access the information that we file electronically with the Commission through our website at http://www.stratasys.com. The information contained on, or linked from, our website does not form part of this prospectus.

This prospectus is part of a registration statement on Form F-3 filed by us with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto filed with the Commission. For further information with respect to us and the ordinary shares, warrants and debt securities that may be offered hereby by us, or the ordinary shares that may be offered by selling shareholders, you should refer to the complete registration statement on Form F-3, including any prospectus supplement, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference into the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference into this prospectus the documents listed below, and any future Annual Reports on Form 20-F, and all subsequent Reports of Foreign Private Issuer on Form 6-K (to the extent that any such Form 6-K indicates that it is intended to by incorporated by reference herein) filed with or furnished to the Commission pursuant to the Exchange Act prior to the termination of the offering. The documents that we incorporate by reference are:

●	our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Commission on March 1, 2021, which we refer to as the 2020 Annual Report; and

●	the description of our ordinary shares set forth under “Item 1. Description of Registrant’s Securities to be Registered” in our Registration Statement on Form 8-A, filed with the Commission on December 3, 2012, as supplemented by Exhibit 2.2 to the 2020 Annual Report, and as may be further updated or amended in any amendment or report filed for such purpose.

The information that we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission will automatically be incorporated into, update and supersede the information contained in this prospectus. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the Commission.  We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference into this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Stratasys Ltd., 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, Attention: Yonah Lloyd—Chief Communications Officer, Telephone: +972-74-745-4300, email: Yonah.Lloyd@stratasys.com.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors, officers and any Israeli experts named in this prospectus, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Stratasys, Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offering under this prospectus or any purchase or sale of securities in connection with any such offering. Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;

●	the judgment is executory in the state in which it was given;

●	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

●	an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Up to 317,505 Ordinary Shares

PROSPECTUS SUPPLEMENT

April 5, 2023